As filed with the Securities and Exchange Commission on May 5, 2025

Registration No. 333-106655
Registration No. 333-123679
Registration No. 333-160262
Registration No. 333-175731
Registration No. 333-181018
Registration No. 333-188164
Registration No. 333-231605

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-106655
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-123679
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-160262
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-175731
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-181018
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-188164
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-231605

UNDER
THE SECURITIES ACT OF 1933

EVANS BANCORP, INC.
(Exact name of registrant as specified in its charter)

New York	16-1332767
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6460 Main Street
Williamsville, NY 14221
(716) 926-2000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Evans Bancorp, Inc. Employee Stock Purchase Plan
Evans Bancorp, Inc. 1999 Stock Option and Long-Term Incentive Plan
2009 Long-Term Equity Incentive Plan
Evans Bancorp, Inc. 2013 Employee Stock Purchase Plan
Evans Bancorp, Inc. Amended and Restated 2019 Long-Term Equity Incentive Plan
(Full titles of the plans)

NBT Bancorp Inc.
Attn: Scott A. Kingsley, President & Chief Executive Officer
52 South Broad Street
Norwich, NY 13815
(607) 337-2265
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Richard A. Schaberg
Les B. Reese
Hogan Lovells US LLP
555 13th Street NW
Washington, DC 20004
(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements of Evans Bancorp, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”).

•
Registration Statement No. 333-106655, registering 100,000 shares of common stock, par value $0.50 per share (the “Common Stock”), of the Company under the Evans Bancorp, Inc. Employee Stock Purchase Plan;

•	Registration Statement No. 333-123679, registering 275,000 shares of Common Stock of the Company under the Evans Bancorp, Inc. 1999 Stock Option and Long-Term Incentive Plan; and

•	Registration Statement No. 333-160262, registering 329,796 shares of Common Stock of the Company under the 2009 Long-Term Equity Incentive Plan.

•	Registration Statement No. 333-175731, registering 100,000 shares of Common Stock of the Company under the Evans Bancorp, Inc. Employee Stock Purchase Plan.

•	Registration Statement No. 333-181018, registering an additional 300,000 shares of Common Stock of the Company under the 2009 Long-Term Equity Incentive Plan.

•	Registration Statement No. 333-188164, registering 100,000 shares of Common Stock of the Company under the Evans Bancorp, Inc. 2013 Employee Stock Purchase Plan.

•	Registration Statement No. 333-231605, registering 427,386 shares of Common Stock of the Company under the Evans Bancorp, Inc. Amended and Restated 2019 Long-Term Equity Incentive Plan.

On May 2, 2025 (the “Effective Time”), the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 9, 2024, among the Company, NBT Bancorp, Inc. (“NBT”), NBT Bank, National Association, NBT’s subsidiary bank (“NBT Bank”), and the Company’s subsidiary bank, Evans Bank, National Association (“Evans Bank”). Pursuant to the Merger Agreement, the Company was merged with and into NBT (the “Merger”), with NBT as the surviving entity and, immediately thereafter, Evans Bank was merged with and into NBT Bank, with NBT Bank as the surviving bank. Upon consummation of the Merger, at the Effective Time, each issued and outstanding share of Common Stock of the Company (other than shares owned by the Company, NBT or any of their respective subsidiaries (which shares were canceled)) was automatically converted into the right to receive 0.91 shares of NBT common stock.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with any undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company that were registered under the Registration Statements and remain unsold at the termination of the offerings. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Norwich, State of New York on May 5, 2025.

NBT BANCORP INC.
as successor by merger to Evans Bancorp, Inc.

By:	/s/ Scott A. Kingsley
Name:	Scott A. Kingsley
Title:	President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.